Exhibit 99.1

Hour Loop Reports Second Quarter of 2026 Results

Continued Profitability Despite a Challenging Economic Environment

Redmond, WA, Aug 11, 2026 – Hour Loop, Inc. (NASDAQ: HOUR) (“Hour Loop” or the “Company”), a leading online retailer, announces its financial and operational results for the quarter ended June 30, 2026.

Financial Highlights for Second Quarter of 2026:

●	Net revenues increased 25% to $33.9 million, compared to $27.1 million in the year-ago period;
●	Net income decreased to $1.1 million, compared to $1.2 million in the year-ago period; and
●	Cash used in operating activities was $3.6 million, compared to cash used in operating activities of $0.9 million in the year-ago period.

Management Commentary

“This was a remarkable quarter for Hour Loop. Revenue grew 25% year over year, reflecting strong business momentum and giving us greater confidence in the opportunities ahead,” said Sam Lai, Chief Executive Officer and Interim Chief Financial Officer. “We delivered this growth while navigating margin pressure and continuing to improve how we operate. We are excited about what we have accomplished—and even more excited about what comes next.”

“Our vision is to automate every part of the business. Humans are optional. We believe AI will fundamentally reshape how companies operate, and Hour Loop intends to lead in this new era. Our proprietary AI system already powers more than one hundred AI agents across the organization, and we are redesigning our operations around autonomous execution, faster decisions and greater scale. We believe 2026 will be remembered as the beginning of Hour Loop’s AI-first era.”

“We are deeply grateful to our employees for their ambition and execution, and to our shareholders for their continued confidence. We believe the next several years can be transformative for Hour Loop, and we have never been more optimistic about the opportunity ahead.”

Second Quarter of 2026 Financial Results

Net revenues in the Second Quarter of 2026 were $33.9 million, compared to $27.1 million in the same period last year. The increase was primarily driven by expanded inventory availability, which supported improved product availability and sales execution.

Gross profit as a percentage of net revenues decreased to 52.9%, compared to 57.2% in the same period last year. The decrease was primarily reflecting a shift in sales strategy. In the same period last year, the Company intentionally maintained a higher gross margin in response to tariff concerns by preserving lower-cost inventory and gradually adjusting retail prices to help customers adapt to higher price levels.

Operating expenses as a percentage of net revenues in the Second Quarter of 2026 decreased to 49.2%, compared to 51.2% in the same period last year. The decrease was mainly attributable to greater operating leverage and continued efficiency improvements.

Net income in the Second Quarter of 2026 was $1.1 million, or $0.03 per diluted share, compared to net income of $1.2 million, or $0.04 per diluted share, in the same period last year. The decrease was driven by increased costs and decreased expenses because of the reasons mentioned above.

As of June 30, 2026, the Company had $1.0 million in cash and cash equivalents, compared to $3.8 million as of December 31, 2025. This decrease was driven by payments to related parties and additional investment in inventory.

Full Year 2026 Financial Outlook

Hour Loop reaffirms its guidance for the full year, anticipating 2026 net revenue to be in the range of $143.0 million to $163.0 million, representing flat to 15% year-over-year growth. The Company continues to expect 2026 net income to be in the range of $0.75 million to $1.5 million.

About Hour Loop, Inc.

Hour Loop is an online retailer engaged in e-commerce retailing in the U.S. market. It has operated as a third-party seller on www.amazon.com and has sold merchandise on its website at www.hourloop.com since 2013. Hour Loop further expanded its operations to other marketplaces such as Walmart, eBay, and SHEIN. To date, Hour Loop has generated practically all its revenue as a third-party seller on www.amazon.com and only a negligible amount of revenue from its own website and other marketplaces. Hour Loop manages more than 100,000 stock-keeping units (“SKUs”). Product categories include home/garden décor, toys, kitchenware, apparel, and electronics. Hour Loop’s primary strategy is to bring most of its vendors’ product selections to the customers. It has advanced software that assists Hour Loop in identifying product gaps so it can keep such products in stock year-round, including the entirety of the last quarter (holiday season) of the calendar year. In upcoming years, Hour Loop plans to expand its business rapidly by increasing the number of business managers, vendors, and SKUs.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, or the Private Securities Litigation Reform Act of 1995, including with respect to Hour Loop’s business strategy, product development and industry trends. All statements other than statements of historical facts included in this press release are forward-looking statements. In some cases, forward-looking statements can be identified by words such as “believed,” “intend,” “expect,” “anticipate,” “plan,” “potential,” “continue,” or similar expressions. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of Hour Loop. While Hour Loop believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to Hour Loop on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including, without limitation, those set forth in Hour Loop’s filings with the Securities and Exchange Commission, as the same may be updated from time to time. Thus, actual results could be materially different. Hour Loop undertakes no obligation to update these statements whether as a result of new information, future events or otherwise, after the date of this release, except as required by law. The contents of any website referenced in this press release are not incorporated by reference herein.

Investor Contact

Finance Department, Hour Loop, Inc.

finance@hourloop.com

Item 1. Financial Statements.

HOUR LOOP, INC.

CONSOLIDATED BALANCE SHEETS

(In U.S. Dollars, except for share and per share data)

As of June 30, 2026 and December 31, 2025

(Unaudited)

	June 30, 2026	December 31, 2025

ASSETS
Current assets
Cash	$985,404	$3,792,033
Accounts receivable, net	2,706,742	235,959
Inventory, net	20,852,287	18,298,935
Prepaid expenses and other current assets	1,143,145	619,261
Total current assets	25,687,578	22,946,188

Property and equipment, net	75,791	95,917
Deferred tax assets	293,089	609,964
Operating lease right-of-use lease assets	124,861	169,368
Total non-current assets	493,741	875,249
TOTAL ASSETS	$26,181,319	$23,821,437

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$8,454,369	$6,200,526
Credit cards payable	3,666,375	3,707,976
Short-term loan	628,931	637,348
Operating lease liabilities-current	91,142	92,362
Income taxes payable	172,762	51,147
Accrued expenses and other current liabilities	833,051	2,226,387
Due to related parties	3,410,418	3,810,418
Total current liabilities	17,257,048	16,726,164

Non-current liabilities
Operating lease liabilities-non-current	38,357	83,271
Deferred tax liabilities	546	18,143
Total non-current liabilities	38,903	101,414
Total liabilities	17,295,951	16,827,578
Commitments and contingencies	-

Stockholders’ equity
Preferred stock: $0.0001 par value, 10,000,000 shares authorized, none issued and outstanding as of June 30, 2026 and December 31, 2025	-	-
Common stock: $0.0001 par value, 300,000,000 shares authorized, 35,191,890 and 35,176,320 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	3,519	3,518
Additional paid-in capital	5,892,681	5,862,683
Retained earnings	2,984,841	1,109,674
Accumulated other comprehensive income	4,327	17,984
Total stockholders’ equity	8,885,368	6,993,859

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$26,181,319	$23,821,437

The accompanying footnotes are an integral part of these unaudited consolidated financial statements.

HOUR LOOP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(In U.S. Dollars, except for share and per share data)

For the Three and Six Months Ended June 30, 2026 and 2025

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

Revenues, net	$33,944,191	$27,103,106	$63,874,533	$52,940,196
Cost of revenues	(15,976,053)	(11,605,754)	(29,888,620)	(23,297,546)
Gross profit	17,968,138	15,497,352	33,985,913	29,642,650

Operating expenses
Selling and marketing	14,518,903	11,715,571	27,117,544	22,962,568
General and administrative	2,164,849	2,160,930	4,441,855	4,138,366
Total operating expenses	16,683,752	13,876,501	31,559,399	27,100,934

Income from operations	1,284,386	1,620,851	2,426,514	2,541,716

Other (expense) income
Other expense	(448)	(2,300)	(2,256)	(1,999)
Interest expense	(46,335)	(43,782)	(80,273)	(90,837)
Other income	20,073	7,912	46,831	69,737
Total other (expense) income, net	(26,710)	(38,170)	(35,698)	(23,099)

Income before income taxes	1,257,676	1,582,681	2,390,816	2,518,617
Income tax expense	(205,991)	(405,680)	(515,649)	(687,099)

Net income	1,051,685	1,177,001	1,875,167	1,831,518

Other comprehensive income (loss)
Foreign currency translation adjustments	3,959	154,939	(13,657)	141,403

Total comprehensive income	$1,055,644	$1,331,940	$1,861,510	$1,972,921

Basic and diluted earnings per common share	$0.03	$0.04	$0.05	$0.06
Weighted-average number of common shares outstanding	35,191,368	35,160,095	35,187,524	35,155,795

The accompanying footnotes are an integral part of these unaudited consolidated financial statements.

HOUR LOOP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In U.S. Dollars)

For the Six Months Ended June 30, 2026 and 2025

(Unaudited)

	Six Months Ended June 30,
	2026	2025

Cash flows from operating activities
Net income	$1,875,167	$1,831,518
Reconciliation of net income to net cash used in operating activities:
Depreciation expenses	24,700	23,517
Amortization of operating lease right-of-use lease assets	42,575	122,018
Deferred tax assets	316,875	546,952
Deferred tax liabilities	(17,597)	19,464
Stock-based compensation	29,999	30,001
Inventory allowance	370,981	416,196
Unrealized foreign exchange gain	(26,655)	237,028
Changes in operating assets and liabilities:
Accounts receivable	(2,470,783)	1,172,592
Inventory	(2,924,333)	(6,716,310)
Prepaid expenses and other current assets	(523,884)	(197,393)
Accounts payable	2,253,843	4,407,785
Credit cards payable	(41,601)	(409,341)
Accrued expenses and other current liabilities	(2,543,336)	(2,283,745)
Operating lease liabilities	(44,130)	(125,712)
Income taxes payable	121,615	-
Net cash used in operating activities	(3,556,564)	(925,430)

Cash flows from investing activities:
Purchases of property and equipment	(5,705)	(801)
Net cash used in investing activities	(5,705)	(801)

Cash flows from financing activities:
Payments to related parties	(884,000)	(839,000)
Proceeds from related parties	1,634,000	-
Net cash provided by (used in) financing activities	750,000	(839,000)

Effect of changes in foreign currency exchange rates	5,640	(28,996)

Net change in cash	(2,806,629)	(1,794,227)

Cash at beginning of period	3,792,033	2,119,581

Cash at end of period	$985,404	$325,354

Supplemental disclosures of cash flow information:
Cash paid for interest	$10,743	$11,095
Cash paid for income tax	$397,770	$52,841
Non-cash investing and financing activities:
Operating lease right-of-use of assets and operating lease liabilities recognized	-	134,648

The accompanying footnotes are an integral part of these unaudited consolidated financial statements.